CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated November 24, 2008 for the Top Flight Long-Short Fund, (the Fund), a series of the Rock Canyon Funds, Inc., and to all references to our firm included in or made a part of this Post-Effective Amendment No. 6 under the Securities Act of 1933 and Amendment No. 7 under the Investment Company Act of 1940 to the Frontier Funds, Inc.  Registration Statement on Form N-1A (File Nos. 333-101319 and 811-21256), including the references to our firm under the heading “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

January 29, 2009

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